Exhibit 99.1

FOR IMMEDIATE RELEASE

FS Investment Corporation Announces Two Cash Distributions

PHILADELPHIA, May 28, 2010 – On May 11, 2010, the Board of Directors of FS Investment Corporation (“FSIC”) declared two monthly cash distributions of $0.0625 per share each. Both distributions will be paid on June 30, 2010, the first to shareholders of record on May 28, 2010 and the second to shareholders of record on June 28, 2010.  Per FSIC’s prospectus dated May 17, 2010, distributions begin to accrue on the date that the stockholder’s subscription for shares of our common stock is accepted.  Consequently, shares admitted in FSIC’s May 17, 2010 or June 15, 2010 semi-monthly closings will receive one half of the applicable monthly rates, or $0.03125 per share, for their first respective distributions subsequent to acceptance into the fund.

The determination of the tax attributes of FSIC’s distributions is made annually as of the end of FSIC’s fiscal year based upon its taxable income for the full year and distributions paid for the full year. Therefore, a determination made on a quarterly basis may not be representative of the actual tax attributes of its distributions for a full year. FSIC intends to update shareholders quarterly with an estimated percentage of its distributions that resulted from taxable ordinary income. The actual tax characteristics of distributions to shareholders will be reported to shareholders annually on a Form 1099-DIV.

Forward-Looking Statements
This announcement may contain certain forward-looking statements, including statements with regard to the future performance of FS Investment Corporation. Words such as "believes," "expects," "projects," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the filings FS Investment Corporation makes with the Securities and Exchange Commission. FS Investment Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About FS Investment Corporation
FSIC, an investment fund sponsored by Franklin Square Capital Partners, is a publicly registered, non-traded business development company (“BDC”).  A BDC, such as FSIC, is a type of investment fund that enables investors, including non-accredited investors (subject to certain state-specific suitability standards), to access the private debt asset class. FSIC focuses on investing in the debt securities of private companies throughout the United States, with the investment objectives of generating current income and, to a lesser extent, long-term capital appreciation for its investors. FSIC is managed by FB Income Advisor, LLC and is sub-advised by GSO / Blackstone Debt Funds Management LLC, an affiliate of GSO Capital Partners LP (“GSO”). GSO, with over $24 billion in assets under management, is the global credit platform of The Blackstone Group L.P.  For more information, please visit www.fsinvestmentcorp.com.

About Franklin Square Capital Partners
Franklin Square Capital Partners is a national distributor and sponsor of alternative investment products structured for the mainstream investor.  Founded in 2007 by an experienced group of alternative investment industry professionals, Franklin Square’s goal is to bring the benefits of an institutional-class investment portfolio to investors through exposure to innovative alternative investment products managed by what it deems to be best-in-class alternative asset managers.  Franklin Square believes that institutional investment portfolios, with their access to the strong return potential and diversifying power of alternative assets, are better-suited to manage risk and generate above-market returns than their traditional counterparts.  Franklin Square distributes its sponsored financial products to the broker-dealer community through its affiliated wholesaling broker-dealer, FS2 Capital Partners, LLC.  For more information, please visit www.franklinsquare.com.